Exhibit 99.1

Athenex Provides Fourth Quarter and Full Year 2021 Financial Results and

Provides Business Update

Announces Strategic Pivot to Focus on Cell Therapy Programs

Receives FDA Clearance for IND to Expand CD19 CAR-NKT ANCHOR to a Multi-center Study

Implementing Significant Cost Reduction Plan Targeting >50% Reduction in Operating Expenses

Plans to Extend Cash Runway in 2022 Through Monetization of Non-core Assets Consistent with Shift in Focus and Strategy

Management to host conference call and webcast today at 4:30 p.m. ET

Buffalo, N.Y., March 16, 2022 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today provided a corporate and financial update for the fourth quarter and full year ended December 31, 2021.

“We are pleased to announce our new vision for the future of Athenex, by deploying our resources and harnessing our expertise toward the advancement of our promising cell therapy programs. The encouraging data that we have generated so far, along with our belief that cell therapy is driving the next major innovation cycle in cancer treatment, give us confidence in our new strategy,” said Johnson Lau, Chief Executive Officer of Athenex. “We are taking action to swiftly redirect our resources and have begun executing on cost savings measures to right-size the company and support our transformation to a lean, focused cell therapy company.”

Corporate Developments

Key Program and Business Updates

•	Focus R&D resources on developing cell therapy programs

•	Discontinue oral discovery program apart from oral paclitaxel

•	Reducing operating expenses: With the objective of extending its cash runway, the Company is implementing cost cutting initiatives and workforce reduction to lower operating expenses by over 50%

•	Plan to monetize non-core assets consistent with new focus and strategy of company

Key Anticipated Milestones

•	Update on ANCHOR data previously presented at ASH in 2021 at ASTCT on April 23-26, 2022

•	Update from KUR-501, our autologous program in pediatric neuroblastoma at the American Society of Gene & Cell Therapy (ASGCT) annual meeting on May 16-19, 2022

•	Preclinical data presentation of allogeneic GPC3 CAR-NKT cell program in liver cancer at ASCO in June

•	Expand CD19 CAR-NKT ANCHOR study to a multi-center study under the newly allowed IND

•	Data update from KUR-502 at American Society of Hematology (ASH) on December 10-13, 2022

•	Potential regulatory update from MHRA for Oral Paclitaxel in metastatic breast cancer (mBC) in UK

•	Data from I-SPY 2 trial of Oral Paclitaxel in combination with dostarlimab in neoadjuvant breast cancer expected in 2H22

•	IND filing for KUR-503, our allogeneic CAR-NKT program in liver cancer in 1H23

Fourth Quarter 2021 and Recent Business Highlights

Clinical Programs

Cell Therapy

•

Observed ORR of 80% with 3 CRs and 1 PR out of 5 evaluable patients in data presented from Phase 1 ANCHOR trial of KUR-502 in relapsed/refractory CD19-positive leukemia and lymphoma at the American Society of Hematology (ASH) Meeting in December.

•	Announced agreement with the National Cancer Institute (NCI) to license TCRs targeting KRAS, TP53, and EGFR to combine with our allogeneic platform for application in solid tumors

•	Received IND clearance from the FDA to expand Phase 1 ANCHOR study of KUR-502 to up to 12 clinical sites

Orascovery

•	Initiated the expansion portion of Phase 1/2 trial of Oral Paclitaxel in combination with pembrolizumab in (Non-small Cell Lung Cancer) NSCLC

Commercial Update

Klisyri® (tirbanibulin)

•	Commercial Partner Almirall reported 3% market share the U.S. and expects gains to continue

•	Over 2,000 HCPs have prescribed Klisyri since its launch, and it has access to over 70 million covered lives within the commercial space

•	Almirall expects Medicare Part D coverage in 2022

Specialty Pharmaceutical Business

•	Athenex Pharmaceutical Division (APD) currently markets a total of 29 products with 54 SKUs.

•	Athenex Pharma Solutions (APS) currently markets 5 products with 16 SKUs

Fourth Quarter and Full Year 2021 Financial Highlights

Revenues from product sales increased to $23.5 million for the three months ended December 31, 2021, from $21.8 million for the three months ended December 31, 2020, an increase of $1.7 million or 8%. Product sales for the full year 2021 were $92.3 million, down from $105.3 million in 2020, which represents a 12% decrease. This decrease was primarily attributable to non-recurring COVID-related sales in 2020 and international supply chain disruptions caused by COVID-19.

License fees and other revenue for three months and year ended December 31, 2021 were $1.5 million and $27.9 million, respectively, compared to $28.0 thousand and $39.1 million, respectively, for the same periods in 2020.

Cost of sales for the three months ended December 31, 2021 totaled $20.7 million, an increase of $2.4 million, or 13%, as compared to $18.3 million for the three months ended December 31, 2020. Cost of sales totaled $82.4 million for the full year in 2021, a decrease of 14% as compared to $95.4 million for the full year in 2020. The decrease in our cost of specialty product sales was in-line with the decrease in revenue partially offset by corresponding increases in 503B, Contract Manufacturing, and API product sales.

R&D expenses totaled $18.3 million for the three months ended December 31, 2021, in-line with expenses for the three months ended December 31, 2020. R&D expenses totaled $80.2 million for the full year in 2021, an increase of 6% as compared to $75.9 million for the full year in 2020. This increase is primarily due to an increase in costs related to Oral Paclitaxel, drug licensing costs, and cell therapy costs.

SG&A expenses totaled $13.4 million for the three months ended December 31, 2021, a decrease of 57% as compared to $31.4 million for the three months ended December 31, 2020. SG&A expenses totaled $72.6 million for the full year in 2021, a decrease of 22%, as compared to $92.9 million for the full year in 2020. This was primarily due to a $24.8 million decrease of costs for preparing to commercialize Oral Paclitaxel as significant pre-launch activities occurred in 2020 and slowed upon receipt of the Complete Response Letter in February 2021, offset by increased operating costs, professional fees and compensation expense.

The Company recorded impairment of $69.4 million, including goodwill impairment of $67.7 million, during the year ended December 31, 2021, based on the results of a quantitative goodwill impairment test for our reporting units.

Interest expense totaled $5.1 million and $4.4 million for the three months ended December 31, 2021 and 2020, respectively. Interest expense for the year ended December 31, 2021 totaled $20.7 million, an increase of $9.5 million, as compared to $11.2 million for the year ended December 31, 2020, primarily due to increased borrowings. Interest expense in the current period was incurred from the Senior Credit Agreement with Oaktree, while interest expense in the prior period was primarily incurred from debt under a former credit agreement with Perceptive Advisors LLC and its affiliates.

Income tax benefit (expense) for the three months ended December 31, 2021 amounted to ($15.0) thousand, compared to income tax expense of ($8.0) thousand for the same period in 2020. Income tax benefit totaled $10.6 million and income tax expense totaled ($4.1) million for the full year in 2021 and 2020, respectively. The income tax benefit in the current year is primarily the result of taxable temporary difference due to the deferred tax liability recognized for the indefinite lived intangible assets acquired in connection with the acquisition of Kuur’s in-process research and development. This taxable temporary difference is considered a source of taxable income to support the realization of deferred tax assets from the acquirer which resulted in a reversal of our valuation allowance. The income tax expense in the prior year was primarily attributable to foreign income tax withholdings on our revenue earned under our out-license arrangements.

Net loss attributable to Athenex for the three months and year ended December 31, 2021 were $104.4 million and $199.8 million, respectively, or ($0.95) and ($1.92) per diluted share, respectively, as compared to a net loss of $49.5 million and $146.2 million, or ($0.53) and ($1.72) per diluted share, for the same periods in 2020.

For further details on the Company’s financial results, including the results for the full year ended December 31, 2021, refer to the Form 10K filed with the SEC.

2022 Financial Guidance

Athenex’s product sales in 2021 amounted to $92.3 million, which represents 9% growth over the prior-year period, excluding one-time international sales of $21.0 million relating to the COVID pandemic. The Company expects 2022 year-over-year product sales growth to be in the range of 15-20%. While the Company does not give quarterly guidance, product sales are expected to increase throughout the year, as new products are launched.

Cash Conservation Update

As of December 31, 2021, the company had cash and cash equivalents of $35.2 million, restricted cash of $16.5 million, and short-term investments of $10.2 million, for a total of $61.9 million. The Company is implementing cost saving programs and monetizing non-core assets, resulting in plans to extend cash runway in 2022.

Conference Call and Webcast Information

Athenex will host a conference call and live audio webcast today, Wednesday, March 16, 2022, at 4:30 p.m. Eastern Time to discuss the financial results and provide a business update.

To participate in the call, dial either the domestic or international number fifteen minutes before the conference call begins:

Domestic:         1-877-407-0784

International: 1-201-689-8560

Passcode:         13726462

The live conference call and replay can also be accessed via audio webcast here and on the Investor Relations section of the Company’s website under “Events and Presentations”, located at http://ir.athenex.com/.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy based on NKT cells (2) Orascovery, based on a P-glycoprotein inhibitor, and (3) Src Kinase Inhibition. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible and tolerable treatments. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “objective,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “target,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our history of operating losses and our need and ability to raise additional capital to continue as a going concern; our ability to successfully redirect our resources and reduce our operating expenses; our ability to uncertainties around our ability to enter into new financing agreements as we are unable to meet funding conditions under our existing financing agreements and access to capital thereunder; the development stage of our primary clinical candidates, including NKT Cell Therapy and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals; the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates; the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; risks related to our ability to successfully integrate the business of Kuur into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees, as well as differences in operations, cultures, and management philosophies that may delay successful integration and our ability to support the added cost burden of Kuur’s business; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; risks and uncertainties inherent in litigation, including purported stockholder class actions; risks and uncertainties related to the COVID-19 pandemic and its ongoing impact on our operations, supply chain, cash flow and financial condition; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of development, operational delays, production slowdowns or stoppages or other interruptions at our manufacturing facility as well as our ability to find alternative sources of supply to meet our obligations and requirements; whether we enter into a preferred contract manufacturing agreement with ImmunityBio; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Investors

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com

Caileigh Dougherty

Athenex, Inc.

Email: cdougherty@athenex.com

ATHENEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2021	2020
	(In thousands)
Selected Balance sheet data:
Cash, cash equivalents, and restricted cash	$51,702	$86,087
Short-term investments	10,207	138,636
Goodwill	—	38,891
Working capital(1)	37,349	229,820
Total assets	267,448	384,329
Long-term debt	150,337	148,279
Total liabilities	232,996	218,981
Non-controlling interests	(16,679)	(14,427)
Total stockholders’ equity	$34,452	$165,348

* working capital: total current assets less total current liabilities

ATHENEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Revenue
Product sales, net	$23,484	$21,780	$92,264	$105,274
License and other revenue	1,452	28	27,917	39,117
Total revenue	24,936	21,808	120,181	144,391
Cost of sales	(20,694)	(18,267)	(82,406)	(95,355)
Gross profit	4,242	3,541	37,775	49,036
Research and development expenses	(18,269)	(18,307)	(80,197)	(75,904)
Selling, general, and administrative expenses	(13,373)	(31,401)	(72,553)	(96,855)
Impairments	(69,419)	—	(69,419)	—
Interest income	27	164	227	874
Interest expense	(5,050)	(4,386)	(20,742)	(11,219)
Loss on extinguishment of debt	—	—	—	(10,278)
Income tax benefit (expense)	(15)	(8)	10,604	(4,088)
Net loss from continuing operations	(101,857)	—	(194,305)	—
Loss from discontinued operations	(3,225)	—	(7,731)	—
Net loss	(105,082)	(50,397)	(202,036)	(148,434)
Less: net loss attributable to non-controlling interests	(695)	(904)	(2,268)	(2,255)
Net loss attributable to Athenex, Inc.	$(104,387)	$(49,493)	$(199,768)	$(146,179)
Net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	$(0.95)	$(0.53)	$(1.92)	$(1.72)
Weighted-average shares used in computing net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	109,411,482	93,326,892	103,938,451	85,082,868